Exhibit 1.1

PETROBRAS BYLAWS

Chapter I

Nature, Headquarters and Object of the Corporation

Art. 1 - Petróleo Brasileiro S.A. - Petrobras is a joint stock corporation controlled by the Federal Government, of indeterminate duration, to be governed by the terms and conditions of the Joint Stock Corporation Law (Law No 6,404 of 15 December 1976) and by these Bylaws.

Sole paragraph: The control of the Federal Government shall be exercised by means of the ownership and possession of at least fifty percent, plus one share, of the Corporation's voting capital.

Art. 2 – Petrobras has its headquarters and legal venue in the city of Rio de Janeiro, State of Rio de Janeiro, and may establish, either in the Country or abroad, branch-offices, agencies, sub-branches and offices.

Art. 3 - The Corporation has as its object the research, mining, refining, processing, trade and transportation of oil from wells, shale and other rocks, its derivatives, natural gas and other fluid hydrocarbons, in addition to other energy related activities; it may carry out the research, development, production, transportation, distribution and marketing of all forms of energy, as well as other related activities or alike ones.

Paragraph 1 - Economic activities related to the corporate object shall be developed by the Corporation on a free competition basis with other companies according to market conditions, complying with principles and guidelines provided by Law No. 9,478, of August 6, 1997 and by Law No. 10,438 of April 26, 2002.

Paragraph 2 - Petrobras may, directly or through its subsidiaries, either associated or not with third parties, perform any of the activities within its corporate object in the Country or away from the domestic territory.

Chapter II

Corporate Capital, Stock and Shareholders

Article 4 - The capital stock is of R$ 205,431,960,490.52 (two hundred five billion, four hundred thirty-one million, nine hundred sixty thousand, four hundred ninety reais and fifty-two cents), divided into 13,044,496,930 (thirteen billion, forty-four million, four hundred ninety-six thousand, nine hundred thirty) no-par-value shares, of which 7,442,454,142 (seven billion, four hundred forty-two million, four hundred fifty-four thousand, one hundred forty-two) are common shares and 5,602,042,788 (five billion, six hundred two million, forty-two thousand, seven hundred eighty-eight) are preferred shares.

Paragraph 1 - Increases in capital through the issuance of shares shall be previously submitted to  the deliberation of the General Meeting.

Paragraph 2 - By deliberation of the Board of Directors, the Corporation may acquire its own shares in order to keep them in treasury, to cancel them, or to subsequently sell them, up to the amount of the balance of profits and available reserves, except the legal reserve, with no decrease of the corporate capital, in compliance with the prevailing legislation.

Paragraph 3 - The corporate capital may be increased by means of the issuance of preferred shares, without following any proportion in respect of the common shares, in compliance with the legal limit of two-thirds of the corporate capital as well as complying with the preemptive right of all the shareholders.

Art. 5 - The Corporation’s shares shall be common shares, entitled to vote, and preferred shares, not entitled to vote.

Paragraph 1 - Preferred shares shall not be convertible to common shares, or vice-versa.

Paragraph 2 - Preferred shares shall have priority in case of capital reimbursement and in the distribution of, at least, 5% (five percent) minimum dividend, calculated over the part of the capital represented by such preferred shares, or 3% (three percent) of the net value of the share, always with the greater prevailing, with a participation equal to the common shares in corporate capital increases deriving from the incorporation of reserves and profits.

Paragraph 3 - Preferred shares shall participate non-cumulatively, ,in the distribution of dividends, on equal conditions with the common shares, whenever the dividends are greater than the minimum percentage defined in the preceding paragraph.

Art. 6 - Shares shall be paid-in in accordance with the rules established either by the General Meeting or by the Board of Directors, depending on which of these bodies authorized the capital increase within the authorized limit. In case of a shareholder's default, regardless of complaints, , the Corporation may initiate the foreclosure or determine the sale of shares for that shareholder's account and risk.

Art. 7 - The shares of the Corporation, all of them book entry shares, shall be kept in the name of their holders, in a deposit account of a financial institution authorized by the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários - CVM), without the issuance of certificates.

Art. 8 - Shareholders shall be entitled to dividends in every fiscal year and/or interest on capital, which must not be less than 25% (twenty-five percent) of the adjusted net profit, according to the Joint Stock Corporation Law, and divided pro-rata by the shares into which the capital of the Corporation is divided.

Art. 9 - Except when the General Meeting decides against it, the Corporation shall pay the dividends and the interest on capital within 60 (sixty) days as of the date they are announced and, in any case, within the corresponding fiscal year, in compliance with the pertinent legal rules.

Sole paragraph - Upon deliberation by the Board of Directors, the Corporation may advance amounts to its shareholders as dividends or interest on capital, to be adjusted by the SELIC rate as of the date of the actual payment until the closing of the respective fiscal year, as provided by article 204 of Law No. 6,404, of 1976.

Art. 10 - Dividends not claimed by shareholders within 3 (three) years, as of the date they are set available to the shareholders, shall revert to the Corporation.

Art. 11 - The amounts of the dividends and interests, as compensation on interest on capital, due to the National Treasury and to the other shareholders, shall be subject to financial charges equivalent to the SELIC rate as of the closing of the fiscal year until the actual collection or payment, without detriment to the incidence of interests on arrears, when such collection does not take place on the date set by the General Meeting.

Art. 12 - In addition to the Federal Government in its capacity as controlling shareholder of the Corporation, individuals or legal entities, either Brazilians or foreigners, either residents or not in the country, may be shareholders.

Art. 13 - The shareholder may be represented at the General Meetings in the manner foreseen in Art. 126 of Law No. 6,404, of 1976, either by presenting at that moment or by previously depositing the voucher issued by the depository financial institution together with the identity document or with a power-of-attorney with special powers.

Paragraph 1 - The representation of the Federal Government at the General Meetings of the Corporation shall be in accordance with the specific federal legislation.

Paragraph 2 - At the Shareholders' General Meeting that deliberates about the election of the members of the Board of Directors, the entitlement to vote of the shareholders who are holders of preferred shares depends on the compliance with the condition established in paragraph 6 of art. 141 of Law No. 6,404, of 1976, of proven uninterrupted share ownership during a period of, at least, 3 (three) months immediately prior to the General Meeting.

Chapter III

Subsidiaries and Affiliates

Art. 14 - For the strict performance of activities related to its corporate object, Petrobras may, according to the authority granted by Law No. 9,478 of 1997, set up subsidiaries as well as associate  with other companies, as a majority or minority shareholder.

Art. 15 - In compliance with Law No. 9,478 of 1997, Petrobras and its subsidiaries may acquire shares or quotas of other companies, participate in specific purpose companies, as well as associate with domestic or foreign companies, and constitute consortia with such companies, either as a leader-company or not, with the purpose of expanding activities, combining technologies and enlarging investments applied to activities related to its object.

Art. 16. Petrobras' rules and governance apply in full to its subsidiaries and controlled companies, and, as far as possible, to affiliates, as well as to common corporate rules established by Petrobras by means of technical, administrative, accounting, financial and legal guidelines, observing the strategic plan approved by Petrobras' Board of Directors.

Chapter IV

Management of the Corporation

Section I – Board Members and Officers

Art. 17 - Petrobras shall be managed by a Board of Directors with deliberative functions, and a Board of Executive Officers.

Art.18- The Board of Directors shall consist of at least five and up to ten sitting members and their respective alternate members, and the General Shareholder Meeting shall appoint among them the Chairman of the Board, all with a term of office that may not exceed 1 (one) year, with reelection permitted.

–Paragraph 1 - In case the office of the Chairman of the Board of Directors becomes vacant, the substitute shall be elected at the first next ordinary meeting of the Board of Directors until the next General Meeting.

Paragraph 2 - The Director’s alternate member is exceptional cases and shall terminate within 2 (two) years.

Art. 19 - In the election procedure of the members of the Board of Directors by the Shareholders' General Meeting the following rules shall be complied with:

I- The minority shareholders shall be entitled to the right to elect one sitting Director and its respective alternate, if a higher number is not assigned to them by the multiple voting process.

II – the preferred shareholders representing collectively at least 10% (ten percent) of the capital, excluding the controlling shareholder, are entitled to appoint and remove one (1) sitting member of the Board of Directors and its alternate, in a separate vote at the General Meeting, and the rule provided by § 4 of art. 8 of Law No. 10,303, of October 31, 2001 shall not apply to the Company.

III - Whenever, cumulatively, the Board of Directors election occurs by the multiple vote system and the common or preferred shareholders exercise the right to elect a Board sitting member and its alternate, the Federal Government shall be entitled to the right to elect sitting and alternate directors in a number equal to those elected by the other shareholders and employees, plus one, regardless of the number of Directors established in art. 18 of these Bylaws.

IV- the employees are entitled to the right to appoint one (1) sitting member of the Board of Directors and its alternate in a separate vote, by direct vote of their peers, as provided for in paragraph 1 of article 2 of Law No. 12.353 of December 28, 2010.

Art. 20 - The Board of Executive Officers shall comprise a Chief Executive Officer, chosen from among the members of the Board of Directors, and seven Officers elected by the Board of Directors from among Brazilians residing in the country, with a term of office that may not be longer than 3 (three) years, with re-election permitted, and who may be removed at any moment.

Paragraph 1 - The choice and election of the Officers by the Board of Directors shall consider their professional qualification, notorious knowledge and specialization in the respective contact area in which these administrators will act, in accordance with the Basic Organizational Plan.

Paragraph 2 - The members of the Board of Executive Officers shall perform their duties on a full-time basis schedule and with exclusive dedication to Petrobras; however, the concurrent exercise of administrative duties in subsidiaries, controlled and affiliated companies of the Corporation shall be permitted at the discretion of the Board of Directors according to the Good Practices Code as per item VII of art. 29 of these Bylaws.

Paragraph 3 - The Chief Executive Officer and the Officers shall be entitled annually to 30 (thirty) days of vacation, to be granted by the Board of Executive Officers; the payment in double of the compensation concerning the vacation period not enjoyed is prohibited.

Art. 21 - The investiture in an administrative office of the Corporation must comply with the conditions established by arts. 147 and 162 of Law No. 6,404, of 1976; likewise nobody who has ancestors, descendants or collateral relatives on the Board of Directors, on the Board of Executive Officers or on the Fiscal Council may be installed in an office.

Sole paragraph. In relation to the investiture of an employee representative on the Board of Directors, a university level degree shall not be required, and the prohibition to elect employees will not interfere, which is specifically referred to in Paragraph 2, art. 162 of Law No. 6.404, of 1976.

Art. 22 - Members of the Board of Directors and Officers shall be installed in their offices by signing investiture deeds in the book of minutes of the Board of Directors and of the Board of Executive Officers, respectively.

Paragraph 1 - The investiture deed must contain under penalty of nullity: (i) the indication of at least one domicile where the administrator may receive writs of summons in administrative and judicial procedures related to acts of his (her) performance, and which shall be deemed as complied with by means of the delivery at the domicile as indicated; the domicile may only be altered by a written communication to the Corporation; (ii) his (her) compliance with the contracts possibly signed by Petrobras with stock exchanges or over-the-counter market entities organized and accredited at the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários - CVM) with the purpose of adopting corporate governance standards set up by such entities, accepting liability in respect of the fulfillment of such contracts and respective regulations or differentiated practices of corporate governance, if such is the case; and (iii) compliance with the arbitration clause set forth in article 58 of these Bylaws.

Paragraph 2 - The investiture of a member of the Board of Directors who is a resident or domiciled abroad depends on the appointment of a representative who resides in the country, with powers to receive writs of summons in proceedings initiated against such a member based on the corporate legislation, by means of a power-of-attorney with a validity term of at least 3 (three) years after the end of the term of office of the member.

Paragraph 3 - Prior to their investiture and also upon departing from their office, the members of the Board of Directors and of the Board of Executive Officers shall submit a statement of assets, to be filed in the Corporation.

Art. 23 - The members of the Board of Directors and of the Board of Executive Officers shall be, individually and jointly liable, according to art. 158 of Law No. 6,404, of 1976, for the acts they practice and for the resulting losses to the Corporation. They are prohibited from participating in a deliberation concerning operations involving companies in which they take part with more than 10% (ten percent), or in which they have held a management position in the period immediately prior to the investiture in the Corporation.

Paragraph 1 - The Corporation shall ensure the defense in judicial and administrative proceedings for its present and past managers, in addition to a permanent insurance contract in behalf of them to keep them harmless from liabilities due to act deriving from the performance of the office or function covering the whole time period during which they performed their respective terms of office.

Paragraph 2 - The guarantee provided for in the preceding paragraph covers the members of the Fiscal Council (Conselho Fiscal) as well as all employees and agents who legally act upon delegation by the managers of the Corporation.

Art. 24- In case of impediment or temporary absence, the sitting Directors will be replaced by their respective alternates.

Sole paragraph. A member of the Board of Directors who fails to attend 3 (three) consecutive meetings without a justified reason or license granted by the Board of Directors shall forfeit his office.

Art. 25 - In case of vacancy in the position of sitting or alternate Director, the alternate shall be appointed by the remaining members and shall serve until the next General Assembly, as provided for in art. 150 of Law No. 6.404 of 1976.

Paragraph 1 – The member of the Board of Directors or the member of the Board of Executive Officers elected in replacement shall complete the term of office of the member he (she) is replacing, and once this term has elapsed, he (she) shall remain in the office until the investiture of his successor.

Paragraph 2 – If the Director representing the employees does not conclude his term of office, the following shall apply:

I- the second most voted candidate will take over the office, if the first half of the term has not been elapsed;

II- new elections shall be called, in the case more than half of the term has been elapsed.

Paragraph 3- In the case of item I of Paragraph 2, the alternate Director shall complete the management period of the substituted Director.

Paragraph 4- In the case of item II of Paragraph 2, the elected Director shall complete the whole management period set forth in art. 18 of these Bylaws.

Art. 26 - The Company will be represented, in and out of court, by at least 2 (two) Officers jointly, who may appoint proxies or representatives.

Art. 27 - The Chief Executive Officer and the Officers may not be absent from their office for more than 30 (thirty) days without being licensed or authorized by the Board of Directors.

Paragraph 1 - According to item IV of art. 38, the Chief Executive Officer is entitled to designate from among the Officers the one in charge of eventually replacing the Chief Executive Officer.

Paragraph 2 - In the event of absence or impediment of any Officer, his functions shall be taken over by a substitute chosen by him from among the other members of the Board of Executive Officers or one of his direct subordinates, the latter until maximally 30 (thirty) days.

Paragraph 3 - In case a subordinate is indicated, subject to approval by the Chief Executive Officer, the former shall take part in all routine activities of the Officer, including attendance at meetings of the Board of Executive Officers, in order to deal with matters of the contact area of the respective Officer, without, however, exercising the voting right.

Section II - Board of Directors

Art. 28 - The Board of Directors is the highest-level guiding and directing body of Petrobras; it is entitled:

I - to set the overall direction of the business of the Corporation, defining its mission, its strategic goals and guidelines;

II - to approve the strategic plan as well as the multiannual and annual programs of expenditures and investments;

III - to supervise the Officers' management and to establish their assignments, examining at any moment the books and documents of the Corporation;

IV - to evaluate performance results;

V - to approve every year the amount above which acts, contracts or operations, although up to the competence of the Board of Executive Officers, must be submitted to the approval of the Board of Directors;

VI - to deliberate about the issuance of debentures not convertible into shares and without real estate guarantee;

VII - to set up the overall policies of the Corporation, including those concerning the strategic, commercial, financial, investment, environmental and human resources management;

VIII - to approve the conveyance of the ownership of assets of the Corporation, including concession agreements and authorization regarding oil refining, natural gas processing, transport, import and export of oil, its derivatives and natural gas, with the possibility of limiting the value for performing such acts by the Board of Executive Officers;

IX – to deliberate on the choice of a member of an Electoral Regulation for the Board of Directors elected by the employees.

Sole paragraph. The establishment of the human resources politics of item VII shall not count on the participation of the Director representing the employees if discussions and deliberations include matters referring to union’s issues, remuneration, benefits and advantages, including complementary welfare and assistance matters on which is identified a conflict of interests.

Art. 29 - The Board of Directors is entitled to deliberate about the following matters:

I - the Basic Organizational Plan and its amendments as well as the assignment to the Officers, upon the Chief Executive Office's proposal, of duties corresponding to the contact areas defined in the plan referred to;

II - authority to acquire shares issued by the Company to remain in treasury or to be canceled, as well as subsequent disposal of such shares, in compliance with the legal, regulatory and statutory provisions;

III - approval of the exchange of securities issued by the Corporation;

IV - election and removal of the members of the Board of Executive Officers;

V - the incorporation of subsidiaries, participations in controlled or affiliated companies, or the termination of such participation, as well as the acquisition of shares or quotas of other companies;

VI - to call a Shareholders' General Meeting in the cases provided for by the law, and the publishing of the respective notice at least 15 (fifteen) days in advance;

VII - approval of a Code of Good Practices and of its in-house regulation;

VIII - approval of the Corporate Governance Guidelines of Petrobras;

IX - choice and removal of independent auditors, who will not be allowed to render consultancy services to the Corporation during the effectiveness of the contract;

X - the report of the management and the accounts of the Board of Executive Officers;

XI - the choice of the members of the Board Committees from among its members and / or among people of proven experience and expertise in the market, according to the respective Committee specialty, and approval of the assignments and operational rules of the Committees;

XII - matters which, in view of a legal provision or upon instruction by the General Meeting, are subject to its deliberation.

Sole paragraph. The Board of Directors will have 5 (five) Advisory Committees with specific assignments regarding the analysis and recommendation on certain matters directly linked to the Board: Strategic Committee; Finance Committee; Audit Committee; Safety, Environment and Health Committee; and Remuneration and Succession Committee.

I- The opinions of the Committees are not a necessary condition for the submission of materials for the examination and resolution of the Board of Directors.

II- Committee members may attend all meetings of the Board of Directors as guests.

III- The composition and operating rules of Committees shall be regulated in statute to be approved by the Board of Directors.

Art. 30 - The Board of Directors may order inspections, audits or rendering of accounts of the Corporation, including the hiring of specialists, experts or external auditors, in order to inform more about the matters submitted to its deliberation.

Art. 31 - The Board of Directors shall meet with the attendance of the majority of its members, upon being called by its Chairman or by the majority of its members, in a regular meeting at least every 30 (thirty) days and in a special meeting whenever necessary.

Paragraph 1 - If required, the members of the Board of Directors may participate in a meeting by telephone, video-conference or other communication means capable of ensuring an effective participation and the authenticity of the respective vote. In such event the member of the Board of Directors shall be deemed as present at the meeting and his vote shall be deemed valid for all legal purposes and incorporated into the minutes of the meeting in point.

Paragraph 2 - Matters submitted to the appreciation of the Board of Directors must be accompanied by the decision of the Board of Executive Officers, by the statements of the technical area or of the competent Committee, plus a legal opinion whenever necessary for examining the matter.

Paragraph 3 - The Chairman of the Board of Directors, at his own initiative or at the request of any of its Members, may call Officers of the Corporation to attend the meetings and to render clarifications or information in respect of the subjects being considered.

Paragraph 4 - The deliberations of the Board of Directors shall be taken by the vote of the majority of the Members in attendance and shall be recorded in the pertinent minute book.

Paragraph 5 - In case of a tie, the Chairman of the Board of Directors may cast the deciding vote.

Section III - Board of Executive Officers

Art. 32 - The Board of Executive Officers is in charge for the management of the business of the Corporation in compliance with the mission, goals, strategies and guidelines established by the Board of Directors.

Sole paragraph. The Board of Directors may delegate powers to the Executive Board, except those expressly provided for in Brazilian Corporate Law and subject to the authority levels established in such delegations.

Art. 33 - The Board of Executive Officers is entitled:

I - to work out and to submit to the approval of the Board of Directors:

a) the bases and guidelines for working out the strategic plan as well as of the annual programs and the multiannual plans;

b) the strategic plan as well as the respective multiannual plans and annual programs of expenditures and investments of the Corporation with the respective projects;

c) the cost and investment budgets of the Corporation;

d) the assessment of the result of the performance of the activities of the Corporation;

II - to approve:

a) the technical-economic appraisal criteria for investment projects with the respective liability delegation plans for their execution and implementation;

b) the criteria for the economic use of producing areas and the minimum coefficient of oil and gas reserves in compliance with the specific legislation;

c) the price policy and basic price structures of the products of the Corporation;

d) accounting plans, basic criteria for establishing results, the amortization and depreciation of invested capitals and changes in the accounting practices;

e) handbooks and rules related accounting, finances, personnel management, the hiring and implementation of works and services, the supply and disposal of materials and equipment in respect of operation and others required to guide the functioning of the Corporation;

f) rules concerning the assignment of the use, the renting or leasing of real-estate owned by the Corporation;

g) the yearly insurance plan of the Corporation;

h) the basic structure of the bodies of the Corporation and their respective Organizational Rules as well as to set up, to transform or to extinguish operational or corresponding bodies, as well as temporary work bodies, agencies, branches, bureaus and offices, in the country and abroad;

i) plans providing for the admission, career, access, benefits and disciplinary regime of the employees of Petrobras;

j) the assignment of the staff of the bodies of the Corporation;

k) the designation of the incumbents of the High-Level Management of the Corporation;

l) the annual business plans.

III - to follow up and control the activities of the subsidiaries and companies in which Petrobras participates, or with which it is associated;

IV - to deliberate about trademarks and patents, names and logos.

Art. 34 - The Board of Executive Officers shall hold a regular meeting once a week with the majority of its membership, among whom the Chief Executive Officer or his deputy, and in a special meeting upon call by the Chief Executive Officer or of two-thirds of the Officers.

Sole paragraph - Matters submitted to the appreciation of the Board of Executive Officers must be accompanied by the statements of the technical area, a legal opinion whenever necessary for examining the matter.

Art. 35 - In addition to the matters of the original competence of a full-board deliberation as provided for in art. 33 of these Bylaws, the Board of Executive Officers may deliberate about managerial acts of business of the individual responsibility of each Officer within the contact areas established by the Board of Directors in the Basic Organizational Plan. Furthermore, the Officers are entitled:

I - to give instructions to the representatives of the Corporation at the General Meeting of its subsidiaries, controlled and affiliated companies in accordance with the guidelines established by the Board of Directors;

II - to hire and fire employees and to formalize assignments to managerial duties and functions approved by the Board of Executive Officers;

III - to designate corporate employees for missions abroad;

IV - to sign deeds, contracts and agreements as well as to manage the funds of the Corporation, always jointly with another Officer.

Art. 36 - The deliberations of the Board of Executive Officers shall be taken by the vote of the majority of the members present and recorded in the respective minutes book.

Sole paragraph - In the case of a draw, the Chairman will have the deciding vote.

Art. 37 - The Board of Executive Officers shall forward to the Board of Directors copies of the minutes of its meetings and shall render the information allowing the evaluation of the performance of the activities of the Corporation.

Section IV - The Chief Executive Officer

Art. 38 - The Chief Executive Officer is entitled to the coordination of the activities of the Board of Executive Officers, namely:

I - to call and to chair the meetings of the Board of Executive Officers;

II - to propose to the Board of Directors the distribution among the Officers of the contact areas defined in the Basic Organizational Plan;

III - to propose to the Board of Directors the names of the Officers of the Corporation;

IV - to designate from among the Officers his occasional substitute in his absences and impediments;

V - to follow up and to supervise, by means of coordinating the activities of the Officers, the activities of all of the bodies of the Corporation;

VI - to designate the representatives of the Corporation at the General Meetings of its subsidiaries, controlled and affiliated companies in accordance with the guidelines set forth by the Board of Directors;

VII - to render information to the State Minister to whom the Corporation is related to and to the control bodies of the Federal Government, as well as to the Federal Audit Court and to the National Congress.

Chapter V

The General Meeting

Art. 39 - The Regular General Meeting shall be held yearly within the time-frame provided for in art. 132 of Law No. 6,404, of 1976, at the place, date and hour established in advance by the Board of Directors, in order to deliberate about matters of its competence, particularly:

I - to audit the accounts of the managers, to examine, discuss and vote the financial statements;

II - to deliberate about the destination of the net profit of the fiscal year and the distribution of dividends;

III - to elect the members of the Board of Directors and of the Fiscal Council.

Art. 40 - The Special General Meeting, in addition to the cases established by law, shall meet upon call of the Board of Directors to deliberate about matters of interest to the Corporation, particularly:

I - the amendment of the Bylaws;

II - the increase of the limit of the authorized capital;

III – increase of capital stock; as per paragraph 1 and 2 of art. 4 of these Bylaws;

IV - the evaluation of the goods with which the shareholder may contribute to the increase of the capital stock;

V - the reduction of the capital stock;

VI - The issuance of debentures convertible into shares or their sale when in the treasury;

VII - the incorporation of the Corporation into another company, its dissolution, transformation, split, merger;

VIII - the participation of the Corporation in a group of companies;

IX - the disposal of the control of the capital stock of subsidiaries of the Corporation;

X - the removal of the members of the Board of Directors;

XI - the disposal of debentures convertible into shares that belong to the Corporation and are issued by its subsidiaries;

XII - the establishment of the compensation of the managers;

XIII - the cancelling of the registry as a publicly held Company;

XIV - the choice of a specialized company from among a three-company list presented by the Board of Directors to prepare the Appraisal Report of its shares according to their respective economic value, to be utilized in cases of the canceling of the registry as publicly held Company and deviation from the standard rule of corporate governance defined by stock exchanges or an organized over-the-counter market entity accredited at the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários - CVM), with the purpose of complying with the rules established in the pertinent regulation of practices differing from corporate governance as issued by such entities, and in accordance with the contracts possibly signed by Petrobras with such entities;

XV - waiver of the right to subscribe shares or debentures convertible into shares of subsidiaries, controlled or affiliated companies.

Paragraph 1 - The deliberation of the subject set forth in item XIV of this article shall be taken by an absolute majority of the votes of the outstanding common shares; blank votes are not to be computed.

Paragraph 2 - In the event of a public offering formulated by the controlling shareholder, the latter must cover the costs of the Appraisal Report.

Art. 41. The General Meeting shall establish the overall or the individual amount of the compensation of the managers every year as well as the limits of their participation in the profits in compliance with the rules of the specific legislation, and of the members of the Advisory Committees to the Board of Directors.

Sole paragraph. The alternates of the members of the Board of Directors may participate as guests in all meetings of the Board regardless of the attendance of the sitting members, and they shall be entitled to a fixed monthly fee, as established by the Board, subject to the amount fixed by the General Meeting.

Art. 42 - The General Meeting shall be chaired by the Chief Executive Officer of the Corporation or the substitute he may designate and, in the absence of both, by a shareholder chosen by the majority vote of those present.

Sole paragraph - The Chairman of the General Meeting shall choose the Secretary of the meeting from among the shareholders present.

Chapter VI

The Fiscal Council

Art. 43 - The Fiscal Council, of a permanent status, comprises up to five members and their respective alternates elected by the Regular General Meeting, all of whom residing in the country, in compliance with the requirements and impediments set forth in the Joint Stock Corporation Law, either shareholders or not, one of whom shall be elected by the holders of the minority common shares and another by the holders of the preferred shares in a separate voting procedure.

Paragraph 1 - From among the members of the Fiscal Council, one of them shall be nominated by the Finance Minister as representative of the National Treasury.

Paragraph 2 - In the event of a vacancy, resignation, impediment or unjustified absence at two consecutive meetings, the member of the Fiscal Council shall be replaced until the end of the term of office by the respective substitute.

Paragraph 3 - The members of the Fiscal Council shall be installed in their offices by signing the investiture deed in the book of minutes and opinions of the Fiscal Council, which shall mention: (i) compliance with contracts possibly signed by Petrobras with a stock exchange or an organized over-the-counter market entity accredited at the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários - CVM) with the purpose of adopting corporate governance standards set forth by those entities, and taking full responsibility of such contracts and the applicable regulations of differentiated practices of corporate governance, if such is the case, and (ii) compliance with the arbitration clause set forth in art. 58 of these Bylaws.

Art. 44 - The term of office of the members of the Fiscal Council is one year with re-election permitted.

Art. 45 - The compensation of the members of the Fiscal Council, in addition to the compulsory reimbursement of transport and permanence expenditures necessary to perform the function, shall be set up by the General Meeting electing them and in compliance with the limit established in Law No. 9,292 of 1996.

Art. 46 - The Fiscal Council is entitled to, among other assignments determined by law or by the General Meeting:

I - to supervise, by any of its members, the acts of the managers and to verify the implementation of their legal and statutory duties;

II - to render opinion about the Annual Report of the Management, with the inclusion in that opinion of such supplementary information that it may deem required or useful for the General Meeting to deliberate upon;

III - to render opinion about the proposals of the managers to be submitted to the General Meeting concerning amendment of the corporate capital, issuance of debentures or subscription bonds, investment or capital budget plans, distribution of dividends, transformation, incorporation, merger or split of the Corporation;

IV - to denounce, by any of its members, to the management bodies the mistakes, frauds or offenses they may discover, suggesting measures useful to the Corporation and, in case the former fails to take the necessary measures to protect the interests of the Corporation, to denounce this to the General Meeting;

V - to call the Regular General Meeting, if the managers delay to call it for more than one month, and to call the Special General Meeting whenever serious or urgent reasons occur, with the inclusion on the agenda of the subjects they may deem necessary;

VI - to analyze, at least quarterly, the interim balance-sheet and further financial statements periodically prepared by the Board of Executive Officers;

VII - to examine the financial statements of the fiscal year and opine about them;

VIII - to perform such assignments during liquidation.

Sole paragraph - The members of the Fiscal Council shall participate compulsorily in the meetings of the Board of Directors in which matters referring to items II, III and VII of this article are going to be considered.

Chapter VII

Employees of the Corporation

Art. 47 - The employees of Petrobras are subject to the labor legislation and to the in-house regulations of the Corporation in compliance with the legal rules applicable to employees of joint stock corporations.

Art. 48 - The admission of employees by Petrobras and by its subsidiaries and affiliates shall follow the public selection process according to the provisions approved by the Board of Executive Officers.

Art. 49 - The duties of the High-Level Management and the powers and responsibilities of the respective incumbents shall be defined in the Basic Organizational Plan of the Corporation.

Paragraph 1 - The duties referred to in the heading of this article may, exceptionally and at the discretion of the Board of Executive Officers, be assigned to technicians or experts not part of the permanent staff of the Corporation.

Paragraph 2 - The managerial duties that shall integrate the organizational structure of the Corporation, at all other levels, shall be vested with the powers and responsibilities of the holders as defined in the rules of the respective bodies.

Art. 50 - Without detriment to the requirements provided by the law, the assignment of employees of Petrobras and of its subsidiaries or controlled companies shall depend on the authorization, for each particular case, of the Board of Executive Officers, and shall be made, whenever possible, with reimbursement of the costs involved.

Art. 51 - The Corporation shall designate a portion of the yearly results for distribution among its employees, in compliance with the criteria adopted by the Board of Directors and in compliance with the prevailing legislation.

Chapter VIII

General Dispositions

Art. 52 - The activities of Petrobras shall comply with the Basic Organizational Plan approved by the Board of Directors and shall cover the general structure and define the nature and the assignments of each body, the reporting, coordination and control relationships required for the operation of each body, in accordance with these Bylaws.

Art. 53 - The fiscal year shall coincide with the calendar-year ending on December 31 of each year, on which date the balance sheet and the financial statements shall be prepared, complying with the applicable legal provisions.

Sole paragraph. - The Corporation may prepare half-yearly balance-sheets for the payment of dividends or interest on capital upon deliberation of the Board of Directors.

Art. 54 - Financial charges equivalent to the SELIC rate shall be incremented, from the transfer date throughout the date of the capitalization, on funds transferred by the Federal Government or deposited by minority shareholders for purposes of the capital increase of the Corporation.

Art. 55 - From the net profit shown in its Annual Balance-Sheet, Petrobras shall assign a minimum 0.5% (five-tenth percent) of the paid-in corporate capital to constitute a special reserve to cover the cost of technological research and development programs of the Corporation.

Sole paragraph - The accrued balance of the reserve provided for in this article must not exceed 5% (five percent) of the paid-in corporate capital.

Art. 56 - After the distribution of the minimum dividend foreseen in article 8 of these Bylaws has been determined, the General Meeting may, in compliance with the Corporation Law and the specific federal rules, assign percentages or bonuses to the members of the Board of Executive Officers of the Corporation as profit sharing.

Art. 57 - The Board of Executive Officers may authorize the practice of reasonable free acts on behalf of the employees or of the community in which the company participates, including the donation of goods no longer usable, in light of its social responsibilities as provided for in paragraph 4 of art. 154 of Law No. 6,404 of 1976.

Art. 58 - Disputes or controversies involving the Corporation, its shareholders, managers and members of the Fiscal Council shall be resolved according to the rules of the Market Arbitration Chamber, with the purpose of applying the provisions contained in Law No. 6,404 of 1976, in these Bylaws, in the rules issued by the National Monetary Council, by the Central Bank of Brazil and by the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários - CVM), as well as in all further rules applicable to the operation of the capital market in general, in addition to those contained in the contracts occasionally signed by Petrobras with the stock exchange or an organized over-the-counter market entity accredited at the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários - CVM), with the purpose of the adoption of corporate governance standards established by these entities and of the respective rules on differentiated practices of corporate governance, if such is the case.

Sole paragraph - The deliberations of the Federal Government through voting in the General Meeting, aimed at guiding the business of the Corporation, as per article 238 of Law No. 6,404 of 1976, shall be deemed as forms of exercising non-disposable rights and shall not be subject to the arbitral procedure mentioned in the heading of this article.

Art. 59 - Contractual agreements signed by Petrobras for acquiring goods and services shall be preceded by a simplified bidding procedure as defined in the regulation approved by Decree No. 2,745 of 24 August 1998.

Art. 60 - With the purpose of drawing up its proposals to participate in biddings preceding the concession agreements provided by Law No. 9,478 of 1997, Petrobras may sign pre-contractual agreements by sending out invitation letters, ensuring prices and commitments concerning the supply of goods and services.

Sole paragraph - The pre-contractual agreements shall contain an at-will termination clause to be applicable without penalty or indemnity of any kind, in case another bidder is announced as the winner, and shall be submitted subsequently to the appreciation of the external control and surveillance bodies.

Art. 61 - The Federal Government, as controlling shareholder of the Corporation, the members of the Board of Directors, of the Fiscal Council and of the Board of Executive Officers shall:

I - abstain from negotiating securities in the following time periods:

a) in the period of one month prior to the closing of the fiscal year until the publication of the announcement placing at the disposal of the shareholders the financial statements of the Corporation or their publication, prevailing whichever occurs first;

b) in the period between the decision taken by the competent corporate body to increase or to reduce the corporate capital, to distribute dividends or share bonuses or to issue other securities, and the publication of the respective notices or ads.

II - communicate to the Corporation and to the stock exchange or organized over-the-counter market entity accredited at the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários - CMV) their periodic security negotiation plans, if they have them, as well as the subsequent alteration or non-implementation of such plans. The communication must inform at least whether the plan is a programmed investment or a divestment plan, its periodicity and the programmed quantities.